SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 23, 1999


                       Consolidated Technology Group Ltd.
             (Exact name of Registrant as Specified in its Charter)

        New York                       0-4186                  13-1948169
(State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)                 File No.)            Identification No.)


                     160 Broadway, New York, New York 10038
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (212) 233-4500.


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Item 5.  Other Events.

         The Registrant and its wholly-owned subsidiary, SIS Capital Corp. ("SISC"), entered into an agreement dated as of March 23, 1999, with Arc Networks, Inc. ("Arc") and Technology Acquisitions, Ltd. ("TAL"), pursuant to which the Registrant, through SISC, sold all of its equity interest in Arc for $850,000. The proceeds of the sale and the shares of Arc common stock being sold are being held in escrow pending receipt of the consent of the New York Public Service Commission to the sale of the shares to TAL and certain related matters. The Registrant owns approximately 67% of the outstanding common stock of Arc, which was a subsidiary of the Registrant.

         Arc resells local and long-distance telephone service and provides data cable installation services for computer systems to commercial customers.

         As a result of the sale of the Arc stock, the operations of Arc will be reflected as a discontinued operation at December 31, 1998, and the Registrant and its consolidated subsidiaries will not be engaged in any active business activities.

         On March 25, 1999, the Registrant and SISC entered into an agreement with Netsmart Technologies, Inc. ("Netsmart") and a group of purchasers, consisting principally of Netsmart's management and directors. Pursuant to the agreement, the purchasers are to buy from SISC, in a private sale, an aggregate of 496,312 shares of Netsmart's common stock for an aggregate purchase price of $1,000,000. The purchase of the shares will be made in two installments. The agreement also gives the purchasers the right to buy up to between 296,312 and 496,312 additional shares of Netsmart's common stock from the Registrant at the same purchase price per share. The purchasers include Mr. Edward D. Bright, chairman of the board and a director of both the Registrant and Netsmart.

         The sale of the shares pursuant to the agreement is subject to certain closing conditions including the delivery to the Registrant of a fairness opinion.

         In addition, the Registrant agreed to transfer to Netsmart shares of Netsmart's preferred stock (including the right to receive dividends thereon) and warrants to purchase shares of Netsmart's common stock, for which Netsmart will issue 100,000 shares of its common stock to the Registrant.

         The Registrant, through SISC, is Netsmart's largest stockholder, owning 992,624 shares, or approximately 35.7%, of Netsmart's common stock. Upon the sale of the 496,312 shares of Netsmart's common stock and the issuance by Netsmart of the abovementioned 100,000 shares of its common stock to the Registrant, the Registrant will own 596,312 shares, or approximately 20.7% of Netsmart's common stock. To the extent that the purchasers acquire any additional shares, the Registrant's ownership percentage in Netsmart will decrease.

         Since  January  1,  1998,  the  Registrant's   interest  in  Netsmart's
operations has been reflected on its financial statement under the equity method.

         Netsmart, through its wholly-owned subsidiary, Creative Socio-Medics Corp., is a leading supplier of enterprise-wide software solutions for the mental health and behavioral health markets.

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Item 7.  Financial Statements and Exhibits.

         (c)      Exhibits.

         99.1 Agreement dated as of March 23, 1999, among the Registrant, SIS Capital Corp., Arc Networks, Inc. and Technology Acquisition, Ltd., as amended, with the exhibits and schedules.

         99.2 Agreement dated March 25, 1999, among the Registrant, SIS Capital Corp., Netsmart Technologies, Inc., Anthony Grisanti, as representative of the Purchasers, and the Purchasers named therein.

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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     CONSOLIDATED TECHNOLOGY GROUP LTD.


                                     By: /S/-----------------------
Date: April 6, 1999                      Seymour Richter, President


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